Exhibit 4.6

APPENDIX B

FORM OF 15% ORIGINGAL ISSUE DISCOUNT SENIOR SECURED CONVERTIBLE NOTE]

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Original Issue Date: December 23, 2022	Subscription Amount:	$200,000
Latest Maturity Date: December 23, 2023	Original Issue Discount:	$30,000
Original Interest Discount: 15%	Original Principal Amount:	$230,000[1]

VOCODIA HOLDINGS CORP.

15% ORIGINAL ISSUE DISCOUNT SENIOR SECURED CONVERTIBLE NOTE

THIS 15% ORIGINAL ISSUE DISCOUNT SENIOR SECURED CONVERTIBLE NOTE (“Note”) is a duly authorized and validly issued 15% Original Issue Discount Senior Secured Convertible Note of Vocodia Holdings Corp., a Wyoming corporation (“Company”) and issued pursuant to the Securities Purchase Agreement.

FOR VALUE RECEIVED, the Company promises to pay to Emmis Capital II, LLC, or its registered assigns (“Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $230,0001 on the earlier to occur of (x) the date of the first Liquidity Event to occur after the Original Issue Date and (y) the date that is nine months after the Original Issue Date (as the case may be, the “Maturity Date”); provided that at any time when this Note is paid or payable in cash: (A) the Company shall give at least fifteen (15) days’ prior written notice to Holder of any proposed payment in cash and (B) the Holder may, by written notice to the Company delivered within five (5) days after such notice of proposed payment in cash, elect to receive payment of this Note, in whole or in part, in Conversion Shares (converted at the Conversion Price as provided in Section 2(c) below). Notwithstanding the foregoing, this Note shall be due and payable on such earlier date as this Note is required to be repaid as provided hereunder. The Company further promises to pay interest to the Holder on the aggregate then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

[1]	Equals Investor’s “Subscription Amount” divided by 85%.

B-1

APPENDIX B

Section 1. Definitions.

For the purposes hereof, in addition to the terms defined elsewhere in this Note: (i) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement; and (ii) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in section 5(a).

“Bankruptcy Event” means any of the following events: (i) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (ii) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement; (iii) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (iv) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment; (v) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (vi) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (vii) the Company or any Significant Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due; (viii) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in section 4(c).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to ‘stay at home’, ‘shelter-in-place’, ‘non-essential employee’ or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally open for use by customers on such day.

“Change of Control Transaction” means the occurrence after the date hereof of any of: (i) an acquisition after the date hereof by an individual or legal entity or ‘group’ (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (other than by means of conversion of the Notes); (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the Company or the successor entity of such transaction; (iii) the Company (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the acquiring entity immediately after the transaction; (iv) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof); or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

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APPENDIX B

“Conversion” means payment of all or any portion of this Note in Conversion Shares in accordance with the terms hereof; “convert” and “converted” have correlative meanings.

“Conversion Date” means the Maturity Date.

“Conversion Price” means the product of (i) offering price per share of Common Stock paid in the first Liquidity Event to occur after the Closing Date and (ii) the Discount.

“Conversion Shares” means the shares of Common Stock (and/or other securities) issuable to the Holder upon Conversion of this Note as provided in Section 2.

“Discount” means 0.65 (representing a discount of thirty-five percent (35%)).

“Event of Default” shall have the meaning set forth in section 5(a).

“Fundamental Transaction” shall have the meaning set forth in section 2(a).

“Indebtedness” means any liabilities of the Company for borrowed money or amounts owed and all guaranties made by the Company of borrowed money or amounts owed by others.

“Interest Payment Date” means the fifteenth (15th) day of each calendar month following the earlier to occur of (i) the date that is nine months after the Original Issue Date, and (ii) the occurrence of any Event of Default.

“Liquidity Event” means an offering of Common Stock (or units consisting of Common Stock and warrants to purchase Common Stock) resulting in the listing for trading of the Common Stock on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Mandatory Default Amount” means the sum of: (1) the product of (x) outstanding balance of the Original Principal Amount of this Note and (y) 120%, plus (2) all accrued and unpaid interest thereon, including all default interest (as defined below in this Note), if any, plus (3) all other amounts, costs, expenses, and liquidated damages due in respect of this Note, if any. plus (4) the product of: (x) 20% of all revenues received by the Company and its Subsidiaries in the ordinary course of business following the relevant Event(s) of Default and (x) the Pro Rata Share of this Note, which portion of such revenues will (notwithstanding anything to the contrary set forth herein or the other Transaction Documents) will be payable the Holder no less frequently than monthly on each Interest Payment Date.

“New York Courts” shall have the meaning set forth in section 6(d).

“Note Register” shall have the meaning set forth in section 3(c).

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APPENDIX B

“Original Issue Date” means the date of the first issuance of the Notes, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

“Payment Amount” means the sum of: (1) the balance of the Original Principal Amount of this Note, plus (2) all accrued and unpaid interest thereon, if any, plus (3) all other amounts, costs, expenses, and liquidated damages due in respect of this Note, if any.

“Permitted Indebtedness” means: (i) the Indebtedness evidenced by the Notes, (ii) Indebtedness that (x) is fully subordinated to the Indebtedness evidenced by the Notes and (y) if secured, is secured by Liens are fully subordinated to the Liens granted under the Security Agreement, inclusive of any interest, fees, penalties or other amounts due or payable thereunder; and (iii) indebtedness under agreements or arrangements with respect to refinancing the Indebtedness as disclosed to the Holder prior to the date hereof, provided that the terms of such refinancing are more favorable to the Company and are no more favorable to the holders of such Indebtedness than the terms of the Notes.

“Prepayment Amount” means the sum of: (1) the product of (x) outstanding balance of the Original Principal Amount of this Note and (y) 120%, plus (2) all accrued and unpaid interest thereon, if any, plus (3) all other amounts, costs, expenses, and liquidated damages due in respect of this Note as a result of the Company prepaying this Note prior to the Maturity Date, if any.

“Pro Rata Share” of this Note means, at any time, the percentage obtained by dividing (i) the Original Principal Amount of this Note by (ii) the Original Principal Amount of all Notes then outstanding (including this Note).

“Purchase Agreement” means the Securities Purchase Agreement, dated as of December 23, 2022 by and among the Company and the original Holders, as amended, modified, or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, or the Nasdaq Global Select Market (or any successors to any of the foregoing). the first Liquidity Event to occur after the Closing Date.

Section 2. Interest; Payment and Prepayment.

(a)       Interest Calculations. Interest shall accrue on the outstanding Original Principal Amount of this Note, from and after the date that is six months after the Original Issue Date and be payable and on each Interest Payment Date, at an annual rate of fifteen percent (15%); provided that at all times after the occurrence and during the continuance of any Event of Default such annual interest rate shall be twenty percent (20%). Such interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages (if any) and other amounts which may become due hereunder, has been made. Interest shall cease to accrue with respect to any Original Principal Amount converted, provided that the Company actually delivers the Conversion Shares within the time period required hereunder. Payments hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note.

B-4

APPENDIX B

(b)       Payment and Prepayment. On the Maturity Date, the entire Payment Amount shall become due and payable. The Company may prepay this Note in full at any time after the Original Issue Date and prior to the Maturity Date in an amount equal to the Prepayment Amount. At any time when this Note is proposed to be paid prepaid by the Company in cash: (i) the Company shall give at least fifteen (15) days’ prior written notice to Holder of such proposed prepayment in cash and (ii) the Holder may, by written notice to the Company delivered within five (5) days after such notice of proposed payment in cash, elect to receive payment of this Note, by converting all or any portion of the Payment Amount or Prepayment Amount (as applicable) into Conversion Shares (converted at the Conversion Price).

(c)       Delivery of Conversion Shares. In the event of a Conversion of this Note (including after and during the continuance of an Event of Default, as provided in section 5(b)), not later than three (3) Business Days after the Conversion Date (the “Shares Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing a number of shares of Common Stock equal to: (A) the Payment Amount, Prepayment Amount or Mandatory Default Amount (as applicable) divided by (B) the Conversion Price (the “Conversion Shares”). If Conversion Shares are to be issued in the name of a Person other than the present Holder, the Holder will pay all transfer taxes payable with respect thereto and will deliver the Note for cancellation. No fee will be charged to the Holder for any Conversion, except for such transfer taxes, if any. In lieu of issuing fractional Conversion Shares upon Conversion of all or any portion of this Note, the Company shall pay cash in an amount equal to the product of the then applicable Conversion Price per Conversion Share and the number of fractional shares that would otherwise be issuable hereunder. If less than all of the outstanding Original Principal Amount of this Note is converted pursuant to the terms of this Note, the Company will additionally deliver to the Holder an amended and restated Note, containing an Original Principal Amount equal to that portion of the then-outstanding principal amount not converted containing the other terms and provisions of this Note and otherwise in form and substance reasonably satisfactory to the Holder. Upon delivery of Conversion Shares as aforesaid, all rights of the Holder will cease as to that portion of the Note so converted and this Note will no longer be deemed to be outstanding as to that portion of the Note so converted.

(d)       Failure to Deliver Certificates. If a Conversion Share certificate or certificates are not delivered to or as directed by the applicable Holder by the Shares Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, demand payment of the Payment Amount, Prepayment Amount or Mandatory Default Amount (as applicable) in cash.

(e)       Unconditional Obligations. The Company’s obligations to issue and deliver the Conversion Shares on the Maturity Date in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.

(f)       Adjustment. The number of Conversion Shares issuable upon Conversion of this Note or any portion thereof (or any shares of stock or other securities or property at the time receivable or issuable upon Conversion of this Note or any portion thereof) and the Conversion Price are subject to adjustment upon the occurrence of any of the following events between the Original Issue Date and the date that all obligations hereunder are repaid or this Note is converted into Conversion Shares:

B-5

APPENDIX B

(i)       The Conversion Price will be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, reclassification, recapitalization or other similar event affecting the outstanding shares of Common Stock.

(ii)       In case of any Change of Control Transaction or Fundamental Transaction then, the Holder, upon the Conversion of this Note at any time after the consummation of such Change of Control Transaction or Fundamental Transaction (as the case may be), will be entitled to receive, in lieu of the stock or other securities and property receivable upon Conversion of this Note prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such Change of Control Transaction or Fundamental Transaction (as the case may be) if this Note had been converted immediately prior thereto, subject to further adjustment as provided in this Note, and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) will be made in the application of the provisions in this section 2 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this section 2 will thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the Conversion of this Note. The successor or purchasing corporation in any such reorganization, consolidation or merger (if other than the Company) will duly execute and deliver to the Holder a supplement hereto reasonably acceptable to the Holder acknowledging such entity’s obligations under this Note and, in each such case, the terms of the Note will be applicable to the shares of stock or other securities or property receivable upon the Conversion of this Note after the consummation of such reorganization, consolidation or merger.

(iii)       In case all the authorized Common Stock of the Company is converted, pursuant to the Company’s certificate or articles of incorporation, into other securities or property, or the Common Stock otherwise ceases to exist, then, in such case, the Holder, upon Conversion of this Note at any time after the date on which the Common Stock is so converted or ceases to exist (the “End Date”), will receive, in lieu of the number of Conversion Shares that would have been issuable upon such exercise immediately prior to the End Date (the “Former Number of Conversion Shares”), the stock and other securities and property which the Holder would have been entitled to receive upon the End Date upon Conversion of this Note with respect to the Former Number of Conversion Shares immediately prior to the End Date (all subject to further adjustment as provided in this Note).

(iv)       The Company will, at its expense, cause an authorized officer promptly to prepare a written certificate showing each adjustment or readjustment of the Conversion Price, or the number of Conversion Shares or other securities issuable upon Conversion of this Note and cause such certificate to be delivered to the Holder in accordance with the notice provisions of the Purchase Agreement. The certificate will describe the adjustment or readjustment and include a description in reasonable detail of the facts on which the adjustment or readjustment is based. The form of this Note need not be changed because of any adjustment in the Conversion Price or in the number of Conversion Shares issuable upon its conversion.

B-6

APPENDIX B

(g)        Holder’s Exercise Limitations. At any time when the Common Stock is registered under Section 12 of the Exchange Act, the Company shall not effect any Conversion of this Note, pursuant to section 2 or otherwise, to the extent that, after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below); provided, however, that the foregoing limitation shall not apply if Holder is current with all required filings, if any, which may be required of Holder under Section 13 and Section 16 of the Exchange Act. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon Conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (I) exercise of the remaining, non-converted portion of this Note (if any) beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any other Common Stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this section 2(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this section 2(g) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) the Company shall not have any obligation to verify or confirm the accuracy thereof. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this section 2(g), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall initially be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon Conversion of this Note. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this section 2(g), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon Conversion of this Note held by the Holder and the provisions of this section 2(g) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this section 2(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

Section 3. Registration of Transfers and Exchanges.

(a)       Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b)       Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

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APPENDIX B

(c)       Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the note register maintained by the Company (“Note Register”) as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Negative Covenants.

As long as any portion of this Note remains outstanding, unless the holders of at least a majority (>50%) in Original Principal Amount of the then outstanding Notes shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a)       other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness;

(b)       amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder unless consented to by the Holder;

(c)       repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock equivalents other than: (i) the Warrants as permitted or required under the Transaction Documents; (ii) repurchases of Common Stock or Common Stock equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $50,000 for all officers and directors during the term of this Note; or (iii) shares of Common Stock and Common Stock equivalents which do not vest or are otherwise forfeited, provided (in case of forfeiture) that such Common Stock and Common Stock equivalents are not acquired for cash;

(d)       repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than the Notes (if on a pro-rata basis) and other than regularly scheduled principal and interest payments as such terms as are in effect as of the Original Issue Date, provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default shall exist or occur (in whole or in part) as a result thereof;

(e)       pay cash dividends or distributions on any equity securities of the Company;

(f)       enter into any material transaction with any Affiliate of the Company, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for Board of Directors approval); or

(g)       enter into any agreement with respect to any of the foregoing.

Section 5. Events of Default.

(a)       “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)       any default in the payment of (A) the Original Principal Amount of any Note, or (B) interest, liquidated damages (if any) and other amounts owing to a Holder on any Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within five (5) Business Days;

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APPENDIX B

(ii)       the Company shall fail to observe or perform any other covenant or agreement contained in the Notes or in any Transaction Document, which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Business Days after notice of such failure sent by the Holder or by any other Holder to the Company, and (B) seven (7) Business Days after the Company has become or should have become aware of such failure;

(iii)       a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or

(B) any other material agreement, lease, document or instrument to which the Company is obligated (and not covered by clause (vi) below);

(iv)       any material representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made;

(v)       the Company or any Subsidiary shall be subject to a Bankruptcy Event;

(vi)       the Company shall default on any of its obligations under any note, mortgage, credit agreement or other facility, indenture agreement, capital lease, factoring agreement or other instrument or agreement under which there may be issued or owing, or by which there may be secured or evidenced, any Indebtedness that (a) involves an obligation greater than $50,000, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii)       a final non-appealable judgment by any competent court in Canada or the United States for the payment of money in an amount of at least $50,000 is rendered against the Company, and the same remains undischarged and unpaid for a period of 45 days during which execution of such judgment is not effectively stayed; and

(viii)       the Liens granted under the Security Agreement shall become invalid or unperfected.

(b)       Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages (if any) and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. At any time when this Note is proposed to be paid by the Company following an Event of Default in cash: (i) the Company shall give at least fifteen (15) days’ prior written notice to Holder of such proposed payment in cash and (ii) the Holder may, by written notice to the Company delivered within five (5) days after such notice of proposed payment in cash, elect to receive payment of this Note, by converting all or any portion of the Mandatory Default Amount into Conversion Shares (converted at the Conversion Price).. Commencing upon the occurrence of any Event of Default, interest shall commence to accrue on the outstanding balance of the Original Principal Amount of this Note an interest rate equal to eighteen percent (18%) per annum. Upon the payment or conversion in full of the Mandatory Default Amount in accordance with the terms of this Note, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this section 5(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

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APPENDIX B

Section 6. Miscellaneous.

(a)       Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other email of physical address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this section 6(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, sent by a nationally recognized overnight courier service or (provided that receipt is timely acknowledged by the recipient) by email attachment, addressed to each Holder at the email or physical address of the Holder appearing on the books of the Company, or if no such email or physical address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date when receipt is acknowledged by the recipient, if such notice or communication is delivered via email attachment, (ii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given.

(b)       Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages (if any) and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. The Notes are a senior obligation of the Company, and this Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth in the Purchase Agreement.

(c)       Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, New York (“New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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APPENDIX B

(e)       Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(f)       Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(g)       Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(h)       Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i)       Headings. The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(j)       Amendments; Waivers. Any modifications, amendments or waivers of the provisions hereof shall be subject to Section 5.05 of the Purchase Agreement.

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APPENDIX B

(k)       Equal Treatment of Holder. No consideration (including any modification of this Note) shall be offered or paid to any Person (as such term is defined in the Purchase Agreement) to amend or consent to a waiver or modification of any provision hereof unless the same consideration is also offered to all of the parties to the Purchase Agreement. Further, the Company shall not make any payment of principal or interest on the Notes in amounts which are disproportionate to the respective principal amounts outstanding on the Notes at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Holder by the Company and negotiated separately by each Holder, and is intended for the Company to treat the Holders as a class and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase or disposition of the Notes or otherwise.

(l)       Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by any Holder in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Holder with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Holder to the unpaid principal amount of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Holder’s election.

(Signature Page Follows)

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APPENDIX B

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

VOCODIA HOLDINGS CORP

By:	/s/ Brian Podolak
Name:	Brian Podolak
Title:	Chief Executive Officer

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